EXHIBIT 1.1

BYLAWS

May 2003

INDEX

Name—Registered office—Object and Duration of the Company	2

Special powers	2

Capital—Shares—Bonds	3

Board of Directors	7

Statutory Auditors	9

Shareholders Meeting	10

Fiscal year—Dividends	11

TELECOM ITALIA •	BYLAWS

Name—Registered Office—Object and Duration of the Company

Article 1

The Company is known as “TELECOM ITALIA S.p.A.”

Article 2

The registered office of the Company is at 2 Piazza degli Affari, Milan, and the secondary office and Corporate Headquarters are at 41 Corso d’Italia, Rome.

Article 3

The Company’s objects are:

-	to install and operate, using any technique, method or system, fixed or mobile equipment and installations, including space systems which use artificial satellites, radioelectric stations, including onboard ship stations, links for maritime wireless communications, and dedicated and/or integrated networks, for the purpose of providing and operating, without territorial restriction, licensed telecommunications services for public use, telecommunications services in a free-market environment and as a result of technological development, as well as to carry out the activities directly or indirectly related thereto, including the design, construction, operation, maintenance and distribution of telecommunications, remote computing, online and electronic products, services and systems;

-	to carry out activities that are related to, or otherwise useful for, the pursuit of the corporate object, including publishing, advertising, information technology, online and multimedia activities and, in general, all commercial, financial, property, research, training and consulting activities;

-	to hold interests, provided that it is not the Company’s primary activity, in other companies or businesses falling within the scope of the corporate object or otherwise related, complementary or similar to it, including companies involved in electronics, manufacturing and insurance;

-	to control and provide strategic, technical, administrative and financial coordination, overseeing and managing the financial activities of controlled companies and businesses, and carrying out all transactions related thereto.

Activities which are reserved for persons or entities who are members of professional boards, activities involving dealings with the public covered by Article 106 of Legislative Decree No. 385/1993, and those which are otherwise prohibited under the pertinent provisions are expressly excluded.

Article 4

The duration of the Company extends until December 31, 2050.

Special Powers

Article 5

Pursuant to Article 2, Section 1, of Decree Law No. 332 of May 31, 1994, converted with amendments into Law No. 474 of July 30, 1994, the Minister of the Treasury, in conjunction with the Minister of Budget and Economic Planning and the Minister of Industry, Commerce and Crafts, shall have the following special powers:

(a)

approval to be granted expressly upon the acquisition by parties affected by the limitations on share ownership referred to in Article 3 of Decree Law No. 332 of 1994, converted with amendments into Law No. 474 of 1994, of substantial interests, that term taken to mean interests which, as specified by Decree of the Minister of the Treasury dated March 24, 1997, are equivalent to at least 3% of the share capital represented by shares with a right to vote at the Ordinary Shareholders’ Meeting. This approval must be granted within sixty days of the date of the communication that must be sent by the Board of Directors at the time of the request for listing in the Shareholders’ Register. Until such time as the approval is granted, and in any event after expiration of the term without any action, the transferee may not exercise the voting rights or, in any event, rights pertaining to anything other than equity rights relative to the shares that represent the substantial interest. In the event that approval is refused, or if the deadline passes without action, the

TELECOM ITALIA •	BYLAWS

transferee shall be required to sell the shares within one year. If this is not done, the Court, at the request of the Minister of the Treasury, shall order the sale of the shares representing the substantial interest, pursuant to the procedures set forth in Article 2359 ter of the Civil Code;

b)	approval to be granted expressly as a condition precedent for the validity of the arrangements or agreements referred to in Article 10, Section 4, of Law No. 149 of February 18, 1992, in the event that these arrangements or agreements represent at least one-twentieth of the share capital consisting of shares entitled to vote at the Ordinary Shareholders’ Meeting, or a smaller percentage as established by Decree of the Minister of the Treasury. Until such time as the approval is granted, and in any event after expiration of the term without any action being taken, shareholders that are party to the agreement cannot exercise the right to vote or, in any event, rights pertaining to anything other than equity rights relative to the shares. The power of approval must be exercised within sixty days of the date of communication to the Minister of the Treasury by CONSOB of the arrangements or agreements of which it has been informed pursuant to Article 10, Section 4, of Law No. 149 of 1992. In the event that approval is refused, or if the deadline passes without action, the agreements will be nugatory. When it may be presumed from their behavior at Shareholders’ Meetings that the shareholders party to said agreements have voted consistently with the commitments undertaken in accordance with the agreements referred to in the abovementioned Article 10, Section 4, of Law No. 149 of 1992, any resolutions adopted in which the vote of these shareholders is decisive may be contested;

c)	veto power on any decisions involving dissolution of the Company, transfer of the business, merger, demerger, transfer of the registered office outside Italy, change in the corporate object, or amendment to the Bylaws eliminating or modifying the powers specified in lettered paragraphs a), b), c) and d) of this clause;

d)	the right to appoint a director and a statutory auditor. In the event the director or statutory auditor so appointed ceases to function in that capacity, the Minister of the Treasury, in conjunction with the Minister of Budget and Economic Planning and the Minister of Industry, Commerce and Crafts, shall appoint a substitute.

In accordance with the provisions of the Decree of the Prime Minister issued on March 21, 1997 pursuant to Law No. 474/1994, as well as the Decree of the Minister of the Treasury issued pursuant to the same Law No. 474/1994 on March 21, 1997, the provisions of this Article will be retained in the Bylaws for a period of three years and, in any ent, until such time as the process of liberalization of the telecommunications industry has reached a sufficiently advanced stage and the independent agency entrusted with regulating this industry has become firmly established; the determination that these conditions have been met shall be made by means of an instrument issued in the same form as indicated in the abovementioned Decree of the Prime Minister.

Capital—Shares—Bonds

Article 6

The share capital is 4,023,833,058.30 euros, divided into 7,316,060,106 shares with a par value of 0.55 euro each, including 5,262,938,081 ordinary shares and 2,053,122,025 saving shares. The Board of Directors, for a maximum period of five years from the date of the stockholders’ resolution authorizing it to do so (passed by the Extraordinary Shareholders’ Meeting held on December 15, 1998, and subsequently amended by the Extraordinary Shareholders’ Meetings that took place on August 10, 2000 and May 3, 2001), pursuant to Article 2443, paragraph 2 of the Italian Civil Code, has the power to increase the share capital by payment on one or more occasions, with the consequent issue of ordinary shares, which will rank for dividend pari passu, to be offered for subscription to executives—to be selected by the Board of Directors—employed by TELECOM ITALIA S.p.A. or Telecom Italia S.p.A. subsidiaries, with exclusion of the option right pursuant to the combined provisions of Article 2441, last paragraph, of the Italian Civil Code, and of Article 134, paragraphs two and three of Legislative Decree No. 58 of February 24, 1998, up to a maximum of 40,150,000 euros and, accordingly, through the issue of 73,000,000 ordinary shares, with a par value of 0.55 euro each, at a price determined on a time to time basis by the Board of Directors for each capital increase tranche, within the limits permitted by law. The rights to subscribe these shares will be personal and not transferable inter vivos. The resolutions of the Board of Directors shall set appropriate deadlines for the subscription of the shares and shall provide that, when the increase resolved upon is not subscribed within the deadline set for this purpose, the capital will be increased by an amount equal to the subscriptions received up to that deadline.

TELECOM ITALIA •	BYLAWS

On December 17, 1999, the Board of Directors, in partial implementation of the authorization granted to it, pursuant to Article 2443 of the Italian Civil Code, by the Extraordinary Shareholders’ Meeting held on December 15, 1998, aforementioned in the previous paragraph, passed a resolution (according to terms and conditions applicable before the amendment resolved upon by the Extraordinary Shareholders’ Meeting held on August 10, 2000) to increase the share capital by payment up to the following amounts, as redenominated in euros and redefined as a result of Stockholders’ resolution passed on May 3, 2001: a nominal maximum of 9,127,470 euros (now a maximum of 4,833,920.50 euros) through the issue of a maximum of 16,595,400 ordinary shares (now a maximum of 8,788,950) with a par value of 0.55 euro each, which will rank for dividend pari passu, at the overall price of 6.79 euros per share, 0.55 of which to be ascribed to the par value and the remaining sum to the share premium, to be offered for subscription to executives, employed by Telecom Italia S.p.A. or its subsidiaries, selected by the Board of Directors as participants in the Incentive and Loyalty Scheme, pursuant to the Regulation for the implementation of the operation. Should the capital increase not be fully subscribed by January 31, 2005, the capital shall be increased by an amount equal to the subscriptions received up to that deadline.

On June 12, 2001, the Board of Directors, in partial implementation of the authorization granted to it, pursuant to Article 2443 of the Italian Civil Code, by the Extraordinary Shareholders’ Meeting held on December 15, 1998, as amended by resolutions of the Extraordinary Shareholders’ Meetings of August 10, 2000 and May 3, 2001, resolved to increase the share capital by payment up to an amount of nominal maximum of 8,398,500 euros through the issue of a maximum of 15,270,000 ordinary shares with a par value of 0.55 euro each, which will rank for dividend pari passu, at the overall price of 13.815 euros per share, to be offered for subscription to executives, employed by Telecom Italia S.p.A. or its subsidiaries, selected by the Board of Directors as participants in the Incentive and Loyalty Scheme, pursuant to the Regulation for the implementation of the operation. Should the capital increase not be fully subscribed by July 30, 2008, the capital shall be increased by an amount equal to the subscriptions received up to that deadline.

On March 26, 2002, the Board of Directors, in partial implementation of the authorization granted to it—pursuant to Article 2443 of the Italian Civil Code—by the Extraordinary Meeting of Shareholders held on December 15, 1998, as amended by deliberations of the Extraordinary Meetings of Shareholders held on August 10, 2000 and May 3, 2001, resolved to increase the share capital up to a maximum nominal figure of 3,025,000 euros by issuing a maximum number of 5,500,000 ordinary shares each with a nominal value of 0.55 euro, ranking for dividend pari passu, against payment of a total price of 10.488 euros per share, to be offered for subscription to executives of Telecom Italia S.p.A. and its subsidiaries, who hold options allocated as a result of implementing the 2001 Stock Option Plan. Should the capital increase not be fully subscribed by April 30, 2008, the capital shall be increased by an amount equal to the subscriptions received up to that deadline.

On February 13, 2003, the Board of Directors, in partial implementation of the authorization granted to it, pursuant to Article 2443 of the Italian Civil Code, by the Extraordinary Shareholders’ Meeting held on December 15, 1998, as amended by resolutions of the Extraordinary Shareholders’ Meetings of August 10, 2000 and May 3, 2001, resolved to increase the share capital by payment up to an amount of nominal maximum of 4,559,445.00 euros through the issue of a maximum of 8,289,900 ordinary shares with a par value of 0.55 euro each, which will rank for dividend pari passu, to be offered for subscription to executives, employed by Telecom Italia S.p.A. or its subsidiaries, who hold options allocated as a result of implementing the first tranche of 2002 Stock Option Plan. Of these shares, 8,208,900 are reserved for subscription against payment of a total price of 9.665 euros per share, 21,000 are reserved for subscription against payment of a price of 7.952 euros per share and 60,000 are reserved for subscription against payment of a price of 7.721 euros per share. Should the capital increase not be fully subscribed by March 31, 2008, the capital shall be increased by an amount equal to the subscriptions received.

On March 11, 2003, the Board of Directors, in partial implementation of the authorization granted to it, pursuant to Article 2443 of the Italian Civil Code, by the Extraordinary Shareholders’ Meeting held on December 15, 1998, as amended by resolutions of the Extraordinary Shareholders’ Meetings of August 10, 2000 and May 3, 2001, resolved to increase the share capital by payment up to an amount of nominal maximum of 2,931,500.00 euros through the issue of a maximum of 5,330,000 ordinary shares with a par value of 0.55 euro each, which will rank for dividend pari passu, to be offered for subscription to executives, employed by Telecom Italia S.p.A. or its subsidiaries, who hold options allocated as a result of implementing the 2000 Stock Option Plan. Should the capital increase not be fully subscribed by July 30, 2008, the capital shall be increased by an amount equal to the subscriptions received up to that deadline.

TELECOM ITALIA •	BYLAWS

On March 11, 2003, the Board of Directors, in partial implementation of the authorization granted to it, pursuant to Article 2443 of the Italian Civil Code, by the Extraordinary Shareholders’ Meeting held on December 15, 1998, as amended by resolutions of the Extraordinary Shareholders’ Meetings of August 10, 2000 and May 3, 2001, resolved to increase the share capital by payment up to an amount of nominal maximum of 4,559,445.00 euros through the issue of a maximum of 8,289,900 ordinary shares with a par value of 0.55 euro each, which will rank for dividend pari passu, to be offered for subscription to executives, employed by Telecom Italia S.p.A. or its subsidiaries, who hold options allocated as a result of implementing the second tranche of 2002 Stock Option Plan. Of these shares, 8,208,900 are reserved for subscription against payment of a total price of 9.665 euros per share, 21,000 are reserved for subscription against payment of a price of 7.952 euros per share and 60,000 are reserved for subscription against payment of a price of 7.721 euros per share. Should the capital increase not be fully subscribed by March 31, 2009, the capital shall be increased by an amount equal to the subscriptions received.

On March 11, 2003, the Board of Directors, in partial implementation of the authorization granted to it, pursuant to Article 2443 of the Italian Civil Code, by the Extraordinary Shareholders’ Meeting held on December 15, 1998, as amended by resolutions of the Extraordinary Shareholders’ Meetings of August 10, 2000 and May 3, 2001, resolved to increase the share capital by payment up to an amount of nominal maximum of 6,079,260.00 euros through the issue of a maximum of 11,053,200 ordinary shares with a par value of 0.55 euro each, which will rank for dividend pari passu, to be offered for subscription to executives, employed by Telecom Italia S.p.A. or its subsidiaries, who hold options allocated as a result of implementing the third tranche of 2002 Stock Option Plan. Of these shares, 10,945,200 are reserved for subscription against payment of a total price of 9.665 euros per share, 28,000 are reserved for subscription against payment of a price of 7.952 euros per share and 80,000 are reserved for subscription against payment of a price of 7.721 euros per share. Should the capital increase not be fully subscribed by March 31, 2010, the capital shall be increased by an amount equal to the subscriptions received.

On June 12, 2001 the Extraordinary Shareholders’ Meeting has granted the Board of Directors – for a maximum period of five years from the date of the shareholders’ resolution approving the mandate – pursuant to Article 2443, second paragraph, of the Italian Civil Code, the right to increase the share capital against payment in one or more occasions by a maximum nominal figure of Euro 40,150,000 by issuing a maximum of 73,000,000 ordinary shares, which will rank for dividend pari passu, to be offered for subscription to managers and other employees of Telecom Italia S.p.A. or parent companies and subsidiaries – who are to be selected individually by the Board of Directors – excluding the right of option in accordance with the combined provisions of Article 2441, final paragraph, of the Civil Code and Article 134 of Legislative Decree 58 of February 24, 1998. Rights to subscribe these shares will be personal and not transferable inter vivos. The resolutions of the Board of Directors will set a special deadline for subscribing the shares and will envisage that, if the deliberated increase is not subscribed within this deadline, the capital will be increased by an amount equal to the subscriptions received up to that deadline.

On March 26, 2002 the Board of Directors, in partial implementation of the authorization granted to it—pursuant to Article 2443 of the Italian Civil Code—by the Extraordinary Meeting of Shareholders held on June 12, 2001, resolved to increase the share capital up to a maximum nominal figure of 33,236,500 euros by issuing a maximum number of 60,430,000 ordinary shares each with a nominal value of 0.55 euro, ranking for dividend pari passu, against payment of a total price of 10.488 euros per share, to be offered for subscription to employees of Telecom Italia S.p.A. and its subsidiaries, who hold options allocated as a result of implementing the 2001 Stock Option Plan. Should the capital increase not be fully subscribed by April 30, 2008, the capital will be increased by an amount equal to the subscriptions received.

On March 26, 2002 the Board of Directors, in partial implementation of the authorization granted to it—pursuant to Article 2443 of the Italian Civil Code—by the Extraordinary Meeting of Shareholders held on June 12, 2001, resolved to increase the share capital up to a maximum nominal figure of 6,490,000 euros by issuing a maximum number of 11,800,000 ordinary shares each with a nominal value of 0.55 euro, ranking for dividend pari passu, against payment of a total price of 9.203 euros per share, to be offered for subscription to executives employed by Telecom Italia S.p.A. and its subsidiaries, who hold options allocated as a result of implementing the 2002 Stock Option Top Plan.

Should the capital increase not be fully subscribed by February 28, 2010, the capital shall be increased by an amount equivalent to the subscriptions received.

TELECOM ITALIA •	BYLAWS

On February 13, 2003 the Board of Directors, in partial implementation of the authorization granted to it—pursuant to Article 2443 of the Italian Civil Code—by the Extraordinary Meeting of Shareholders held on June 12, 2001, resolved to increase the share capital up to a maximum nominal figure of 127,050.00 euros by issuing a maximum number of 231,000 ordinary shares each with a nominal value of 0.55 euro, ranking for dividend pari passu, against payment of a total price of 7.952 euros per share, to be offered for subscription to executives employed by Telecom Italia S.p.A. and its subsidiaries, who hold options allocated as a result of implementing the first tranche of 2002 Stock Option Plan. Should the capital increase not be fully subscribed by March 31, 2008, the capital shall be increased by an amount equal to the subscriptions received.

On March 11, 2003, the Board of Directors, in partial implementation of the authorization granted to it, pursuant to Article 2443 of the Italian Civil Code, by the Extraordinary Shareholders’ Meeting held on June 12, 2001, resolved to increase the share capital by payment up to an amount of nominal maximum of 127,050.00 euros through the issue of a maximum of 231,000 ordinary shares with a par value of 0.55 euro each, which will rank for dividend pari passu, against payment of a total price of 7.952 euros to be offered for subscription to executives, employed by Telecom Italia S.p.A. or its subsidiaries, who hold options allocated as a result of implementing the second tranche of 2002 Stock Option Plan. Should the capital increase not be fully subscribed by March 31, 2009, the capital shall be increased by an amount equal to the subscriptions received up to that deadline.

On March 11, 2003, the Board of Directors, in partial implementation of the authorization granted to it, pursuant to Article 2443 of the Italian Civil Code, by the Extraordinary Shareholders’ Meeting held on June 12, 2001, resolved to increase the share capital by payment up to an amount of nominal maximum of 169,400.00 euros through the issue of a maximum of 308,000 ordinary shares with a par value of 0.55 euro each, which will rank for dividend pari passu, against payment of a total price of 7.952 euros to be offered for subscription to executives, employed by Telecom Italia S.p.A. or its subsidiaries, who hold options allocated as a result of implementing the third tranche of 2002 Stock Option Plan. Should the capital increase not be fully subscribed by March 31, 2010, the capital shall be increased by an amount equal to the subscriptions received.

Article 7

The savings shares have the rights set forth in this Article.

The net income shown in the duly approved financial statements, less the transfer to the statutory reserve, must be distributed to the savings shares, in an amount of no less than five percent of the par value of each share.

The net income that remains after allocation to the savings shares of the preferred dividend provided for in the second paragraph, which must be distributed in accordance with a resolution of the Shareholders’ Meeting, is divided among all the shares in such a manner that all the savings shares receive a total dividend that is higher than that paid on the ordinary shares by two percent of the par value of each share.

When, in a given fiscal year, the savings shares have received a dividend less than that indicated in the second paragraph, the difference is added to the preferred dividend in the next two fiscal years.

In the event of a distribution of reserves, the savings shares have the same rights as the other shares. However, if the net profit for the year is nil or insufficient to satisfy the property rights referred to in the preceding paragraphs, the Shareholders’ Meeting called to approve the annual accounts may resolve to satisfy the right referred to in the second paragraph and/or the right to the premium referred to in the third paragraph by drawing on the reserves. Payment made by drawing on the reserves shall exclude application of the mechanism for carrying over, to the two following financial years, the right to preferred dividends not received through the distribution of profits referred to in the fourth paragraph.

A reduction of the share capital due to losses does not result in a reduction of the par value of the savings shares, except in the amount of the loss that exceeds the total par value of the other shares.

Upon dissolution of the Company, the savings shares have priority in repayment of the capital, up to their entire par value.

If the ordinary or savings shares of the Company are excluded from trading, a holder of saving shares may request the Company to convert such shares into ordinary shares, upon the terms established by an Extraordinary Stockholders’ Meeting called ad hoc within two months after the exclusion from trading.

TELECOM ITALIA •	BYLAWS

Article 8

The shares are indivisible. In the event of joint ownership, the rights of the joint owners shall be exercised by a common representative.

Fully paid-up shares may be bearer shares when the law permits.

In that event, each shareholder may ask that his/her shares be converted, at his/her expense, into registered shares or vice versa.

As far as the Company is concerned, shareholders are deemed to elect domicile for all legal purposes at the domicile indicated in the Shareholders’ Register.

Article 9

The Company may issue bonds, determining the terms and conditions of placement.

In accordance with Article 2420 ter of the Civil Code, the Board of Directors is authorised, for a maximum period of five years from 12 June 2001, to issue debentures in one or more instalments (if needs be in the form of convertible debentures), for up to the maximum amount permitted by current rules.

Board of Directors

Article 10

The Company is managed by a Board of Directors consisting of not less than seven and not more than fifteen members. The Shareholders’ Meeting shall determine the number of members of the Board of Directors, which number shall remain firm until otherwise decided.

As regards appointments and nominations, applicable special provisions of the law, the Bylaws, statutory regulations or license decrees shall also be taken into account.

Without prejudice to the powers of appointment and nomination referred to in the second paragraph above, even in the case of cooptation, the Board of Directors shall be appointed on the basis of slates, presented by the shareholders pursuant to the following paragraphs, or by the outgoing Board of Directors, on which the candidates shall be listed by means of progressive numbers. When the Board of Directors presents its own slate, it shall be filed at the registered office of the Company and published in at least three nationally distributed Italian dailies, including two financial papers, at least twenty days prior to the date set for the Shareholders’ Meeting on the first call.

The slates presented by the shareholders shall be filed at the registered office of the Company and published at the expense of the shareholders in the same manner as indicated in the preceding paragraph, at least ten days prior to the date set for the Shareholders’ Meeting on the first call.

Each shareholder may submit or participate in the submission of only one slate, taking into account the provisions of the second paragraph of this Article, and each candidate may appear on only one slate under pain of ineligibility.

Only those shareholders who alone or together with other shareholders hold a total number of shares representing at least 1% of the share capital entitled to vote at the Ordinary Shareholders’ Meeting may submit slates. To evidence ownership of the number of shares necessary to present slates, shareholders shall submit and/or deliver to the registered office of the Company, at least five days ahead of the date set for the Shareholders’ Meeting on the first call, a copy of the documentation attesting their right to attend the meeting.

Along with each slate, and by the deadlines indicated above, declarations shall be filed pursuant to which the individual candidates agree to their candidacy and attest, on their own responsibility, that there are no grounds for ineligibility or incompatibility, and that they meet the requirements prescribed for the corresponding positions.

Each person entitled to vote may vote for only one slate.

TELECOM ITALIA •	BYLAWS

The Board of Directors shall be elected as specified below:

a)	Four fifths of the directors to be elected shall be chosen from the slate that obtains a majority of the votes cast by the shareholders, in the progressive order in which they are listed on the slate; in the event of a fractional number, the figure shall be rounded off to the next lower integer;

b)	the remaining directors shall be taken from the other slates; to that end, the votes obtained by the various slates shall be successively divided by one, two, three or four, depending on the number of directors to be chosen. The quotients thus obtained shall be assigned progressively to the candidates on each of these slates, in the order respectively specified on the slates. The quotients thus assigned to the candidates on the various slates shall be arranged in a single decreasing ranking. Those who have obtained the highest quotients shall be elected. In the event that more than one candidate obtains the same quotient, the candidate from the slate that has not as yet elected any director or that has elected the smallest number of directors shall be elected. In the event that none of such slates has yet elected a director or all of them have elected the same number of directors, the candidate from the slate that obtained the largest number of votes shall be elected. If the different slates have received the same number of votes and their candidates have been assigned the same quotient, a new vote shall be held by the entire Shareholders’ Meeting, and the candidate obtaining a simple majority of the votes shall be elected.

In appointing directors who for any reason have not been appointed pursuant to the procedure specified above, the Meeting shall vote on the basis of the majority required pursuant to law.

If in the course of the fiscal year there are one or more vacancies on the Board, the procedure specified in Article 2386 of the Civil Code shall be followed, without prejudice to the powers of appointment and nomination referred to in the second paragraph above.

Should a majority of the seats on the Board of Directors become vacant for any cause or reason, the remaining Directors are deemed to have resigned and they cease from office from such time as the Board has been reformed as a result of appointment by the Shareholders’ Meeting.

Article 11

The Board of Directors shall elect from among its member a Chairman—if the Shareholders’ Meeting has not already done so -and may also appoint a Deputy Chairman, both of whom may be re-elected.

If the Chairman is absent or prevented from functioning, the Deputy Chairman, if one has been appointed, shall take his place or, if the Deputy Chairman is absent, the most senior director by age.

The Board of Directors may elect a Secretary who need not be a member of the Board of Directors.

Article 12

The Chairman or whoever takes his place shall call meetings of the Board of Directors at the Company’s registered office or elsewhere, indicating the time and place, whenever he deems it appropriate in the interests of the Company, or when he receives a written request to do so from a majority of the directors in office or from the statutory auditors.

As a rule, the notice of meeting shall be given at least five days prior to the date of the meeting, except in urgent cases, in which case it may be given by cable and/or fax at least twenty-four hours in advance.

Notice shall be given to the statutory auditors by the same deadlines.

Meetings of the Board of Directors—should the Chairman or anyone acting in his place ascertain the need—may be validly held by videoconference or by audio-conference, on condition that all those taking part can be identified by the Chairman and by all the other participants, that they are allowed to follow the debate and intervene in real time in dealing with the matters being discussed, that they are allowed to exchange documents pertaining to such matters and that the above situation is fully recorded in the relevant minutes. Once the above assumptions have been verified, the Board meeting will be held to have taken place where the Chairman is located and where the Secretary to the meeting must also be.

TELECOM ITALIA •	BYLAWS

Article 13

The Board of Directors has the broadest possible powers of ordinary and extraordinary administration of the Company, since all matters not expressly reserved to the General Shareholders’ Meeting by law or by the Bylaws are within its jurisdiction.

The Board of Directors, through the Chairman or other directors delegated for the purpose, shall refer to the Statutory Auditors the activities carried out and the transactions of significant economic, financial or asset-related impact concluded by the Company or its subsidiaries; in particular, transactions with a potential conflict of interest shall be so referred. The referral shall be made in good time, and at least once in each quarter, on the occasion of the meetings of the Board of Directors and the Executive Committee or by a written memorandum addressed to the Chairman of the Statutory Auditors. In accordance with the times and methods required for reporting to the market, the joint representative of the holders of savings shares must be informed by the Board of Directors or the persons delegated for that purpose about any corporate transactions that might affect the trend in the quotations for shares in that category.

Article 14

To execute its own resolutions and to manage the Company, the Board of Directors, subject to legal limits, may:

-	create an Executive Committee, determining its powers and the number of members; if one is created, applicable special provisions of the law, the Bylaws, statutory regulations or license decrees shall also be taken into account in appointing and nominating members;

-	delegate suitable powers, determining the limits of the delegation, to one or more Directors, possibly having the qualification of Chief Executive Officers;

-	appoint one or more General Managers, determining their powers and duties;

-	appoint attorneys-in-fact, including from among the members of the Board of Directors, for specific transactions and for a limited period of time.

Article 15

The company signature and the legal representation of the Company, vis-à-vis third parties and at law are held by the Chairman and, in his absence or if he is prevented from acting, the Deputy Chairman, if one is appointed; in any case, they shall be held by the Directors invested with delegated powers.

Article 16

The directors shall be entitled to reimbursement of expenses incurred in the performance of their duties. The Ordinary Shareholders’ Meeting shall also decide on annual compensation payable to the Board. This compensation, once fixed, shall remain unchanged until otherwise decided by the Meeting.

Statutory Auditors

Article 17

The Board of Statutory Auditors consists of at least five and not more than eight regular auditors. The Shareholders’ Meeting determines the exact number, which will remain fixed until some other determination is made. The Shareholders’ Meeting also appoints two alternate auditors.

In appointing and nominating the officials referred to in this article, applicable special provisions of the law, the Bylaws, statutory regulations or license decrees shall also be taken into account.

Subject to the provisions of the preceding paragraph, the Board of Statutory Auditors elects, by majority, a Chairman from its regular auditors.

TELECOM ITALIA •	BYLAWS

Subject to the situations of incompatibility described in the law, persons who hold the post of regular auditor in more than five companies listed on an Italian stock exchange may not be appointed auditors and shall forfeit the post if they are elected. Telecom Italia S.p.A. and its subsidiaries shall not be included when computing the above limit.

For the purposes of the provisions of Article 1, paragraph 2, letters b) and c), of the rules referred to in Decree 162 of the Ministry of Justice of March 30, 2000, the following sectors of operation and subjects are held to be closely linked to that of the Company: telecommunications, information technology, computer technology, electronics and multimedia technology, as well as subjects inherent in private law and administrative legal disciplines, economic disciplines and disciplines relating to company organisation.

Subject to the powers of appointment and designation referred to in paragraph two above, the appointment of the Board of Statutory Auditors shall be based on the slates submitted by the shareholders in accordance with the laws providing for the election of regular auditors by minority shareholders, using the procedure set forth in the Bylaws for the election of the Board of Directors. One alternate auditor shall be taken from the minority slate that receives the greatest number of votes.

To this end, the lists will be divided into two sections: one for candidates to the position of regular auditor and the other for candidates to the position of supply auditor. The first of the candidates of each section must be selected from members of the register of chartered accountants who have exercised the activity of legally auditing accounts for a period of no less than three years.

The appointment of members to fill vacancies on the Board of Statutory Auditors pursuant to Article 2401 of the Civil Code shall be carried out by the Shareholders’ Meeting on the basis of the legal majorities, without prejudice to the powers of appointment and nomination referred to in the second paragraph above.

After first notifying the Chairman of the Board of Directors, the Board of Statutory Auditors, or at least two regular Auditors, may call, as provided by the law, a meeting of the shareholders, the Board of Directors or the Executive Committee.

Meetings of the Statutory Auditors—should the Chairman ascertain the need—may be validly held by video-conference or by audio-conference, on condition that all those taking part can be identified by the Chairman and by all the other participants, that they are allowed to follow the debate and intervene in real time in dealing with the matters being discussed, that they are allowed to exchange documents pertaining to such matters and that the above situation is fully recorded in the relevant minutes. Once the above assumptions have been verified, the Statutory Auditors Meeting will be held to have taken place where the Chairman is located.

Shareholders Meeting

Article 18

The Ordinary Shareholders’ Meeting called to approve the financial statements will be held each year within six months of the end of the fiscal year. The Ordinary and Extraordinary Shareholders’ Meeting may be held in a place other than the Registered Office, provided in Italy.

Article 19

Every shareholder entitled to attend may be represented at the Shareholders’ Meeting by giving a specific proxy to an individual or legal entity, subject to the legal limits.

In order to facilitate the collection of proxies among employee shareholders of the Company and its subsidiaries by shareholder associations satisfying the requisites envisaged by current rules pertaining to this matter, on the basis of terms and modalities established by the Board of Directors either directly or through its appointees special spaces will be made available where information can be made available and proxy collection operations can be carried out.

TELECOM ITALIA •	BYLAWS

Article 20

The Chairman of the Board of Directors or whoever takes his place or, failing that, the person nominated by those present, shall chair the Shareholders’ Meeting and set the rules for its functioning.

The Secretary is appointed by the Meeting, which can select a non-shareholder.

The holding of shareholders’ meetings will be regulated by the law, by these Bylaws and by the Rules regulating meetings approved by the Ordinary Shareholders’ Meeting.

Article 21

Resolutions may be validly adopted by a show of hands. The Chairman shall establish the procedures for recording votes and may choose two or more vote counters from among those present.

Each shareholder may exercise his/her right to vote by mail, pursuant to the applicable regulations.

Fiscal Year—Dividends

Article 22

The fiscal year ends on December 31 of each year.

From the net income reported in the financial statements, 5% shall be deducted to create the legal reserve, until such time as an amount equal to one-fifth of the share capital is reached.

The remainder shall be used to declare the dividend determined by the Shareholders’ Meeting, and for such other purposes as the Shareholders’ Meeting itself shall deem most appropriate or necessary.

During the course of the fiscal year, the Board of Directors may distribute interim dividends to the shareholders.

TELECOM ITALIA •	STATUTO

EXHIBIT 1.1

STATUTO

Maggio 2003

SOMMARIO

Denominazione – Sede – Scopo e durata della Società	13

Poteri speciali	13

Capitale – Azioni – Obbligazioni	14

Consiglio di Amministrazione	18

Sindaci	20

Assemblea	21

Esercizio Sociale – Utili	22

TELECOM ITALIA •	STATUTO

DENOMINAZIONE – SEDE – SCOPO E DURATA DELLA SOCIETÀ

Articolo 1

La Società è denominata “TELECOM ITALIA S.p.A.”.

Articolo 2

La Società ha la sede legale in Milano, Piazza degli Affari n. 2 e la Direzione Generale, sede secondaria, in Roma, Corso d’Italia n. 41.

Articolo 3

La Società ha per oggetto:

–	l’installazione e l’esercizio con qualsiasi tecnica, mezzo e sistema, di impianti ed attrezzature fissi e mobili, compresi sistemi spaziali a mezzo satelliti artificiali, stazioni radioelettriche, anche a bordo di navi, collegamenti per le radiocomunicazioni mobili marittime, reti dedicate e/o integrate, per l’espletamento e la gestione, senza limiti territoriali, dei servizi di telecomunicazioni in concessione ad uso pubblico ed in libero mercato, quali anche risultanti dall’evoluzione delle tecnologie, e per lo svolgimento delle attività ad essi anche indirettamente connesse, compresa quella di progettazione, realizzazione, gestione, manutenzione e commercializzazione di prodotti, servizi e sistemi di telecomunicazioni, teleinformatica, telematica ed elettronica;

–	lo svolgimento di attività connesse o comunque utili al perseguimento dello scopo sociale, ivi comprese le attività editoriali, pubblicitarie, informatiche, telematiche e multimediali ed in genere le attività commerciali, finanziarie, immobiliari, di ricerca, formazione e consulenza;

–	l’assunzione — quale attività non prevalente — di partecipazioni in società o imprese che svolgano attività rientranti nello scopo sociale o comunque rispetto ad esso connesse, complementari o analoghe, ivi comprese le società operanti nel campo delle attività manifatturiere elettroniche ed assicurative;

–	il controllo, il coordinamento strategico, tecnico, amministrativo-finanziario nonché l’impostazione e la gestione dell’attività finanziaria delle società e imprese controllate, a tal fine compiendo ogni connessa operazione.

Sono espressamente escluse le attività riservate a soggetti iscritti in albi professionali, le attività di cui all’art. 106 del decreto legislativo n. 385/1993 nei confronti del pubblico, nonché quelle comunque in contrasto con il quadro normativo applicabile.

Articolo 4

La durata della Società è fissata sino al 31 dicembre 2050.

POTERI SPECIALI

Articolo 5

Ai sensi dell’art. 2, comma l, del decreto legge 31 maggio 1994, n. 332, convertito, con modificazioni, dalla Legge 30 luglio 1994 n. 474, il Ministro del Tesoro, d’intesa con il Ministro del Bilancio e della Programmazione Economica e con il Ministro dell’Industria, del Commercio e dell’Artigianato è titolare dei seguenti poteri speciali:

(a)

gradimento da rilasciarsi espressamente all’assunzione da parte dei soggetti nei confronti dei quali operi il limite al possesso azionario di cui all’art. 3 del decreto legge n. 332 del 1994, convertito, con modificazioni, dalla Legge n. 474 del 1994, di partecipazioni rilevanti per tali intendendosi quelle che — come statuito dal decreto del Ministro del Tesoro del 24 marzo 1997 — rappresentino almeno il 3% del capitale sociale rappresentato da azioni con diritto di voto nell’Assemblea ordinaria. Il gradimento deve essere espresso entro sessanta giorni dalla data della comunicazione che deve essere effettuata a cura del Consiglio di Amministrazione al momento della richiesta di iscrizione nel Libro Soci. Fino al rilascio del gradimento e comunque dopo l’inutile decorso del termine, il cessionario non può esercitare i diritti di voto e comunque quelli aventi contenuto diverso da quello patrimoniale, connessi alle azioni che rappresentano la

TELECOM ITALIA •	STATUTO

partecipazione rilevante. In caso di rifiuto del gradimento o di inutile decorso del termine, il cessionario dovrà cedere le stesse azioni entro un anno. In caso di mancata ottemperanza, il Tribunale, su richiesta del Ministro del Tesoro, ordina la vendita delle azioni che rappresentano la partecipazione rilevante secondo le procedure di cui all’art. 2359 ter del codice civile;

(b)	gradimento da rilasciarsi espressamente quale condizione di validità alla conclusione di patti o accordi di cui all’art. 10, comma 4, della Legge 18 febbraio 1992, n. 149 nel caso in cui in tali accordi o patti sia rappresentata almeno la ventesima parte del capitale sociale costituito da azioni con diritto di voto nell’Assemblea ordinaria ovvero la percentuale minore stabilita con decreto del Ministro del Tesoro. Fino al rilascio del gradimento e comunque dopo l’inutile decorso del termine, i soci aderenti al patto non possono esercitare il diritto di voto e comunque quelli aventi contenuto diverso da quello patrimoniale. Il potere di gradimento deve essere esercitato entro sessanta giorni dalla data di comunicazione al Ministero del Tesoro da parte della Consob dei patti e degli accordi rilevanti alla stessa comunicati ai sensi del citato art. 10, comma 4, della Legge n. 149 del 1992. In caso di rifiuto di gradimento o di inutile decorso del termine, gli accordi sono inefficaci. Qualora dal comportamento in Assemblea dei soci sindacati si desuma il mantenimento degli impegni assunti con l’adesione ai patti di cui al citato art. 10, comma 4, della Legge n. 149 del 1992, le delibere assunte con il voto determinante dei soci stessi sono impugnabili;

(c)	veto all’adozione delle delibere di scioglimento della Società, di trasferimento dell’azienda, di fusione, di scissione, di trasferimento della sede sociale all’estero, di cambiamento dell’oggetto sociale, di modifica dello statuto che sopprimono o modificano i poteri di cui alle lettere (a), (b), (c) e (d) della presente clausola;

(d)	nomina di un amministratore e di un sindaco effettivo. In caso di cessazione dall’incarico dell’amministratore o del sindaco così nominati, il Ministro del Tesoro, d’intesa con il Ministro del Bilancio e della Programmazione Economica e con il Ministro dell’Industria, del Commercio e dell’Artigianato, provvede a nominare il relativo sostituto.

Ai sensi di quanto previsto dal decreto del Presidente del Consiglio dei Ministri emanato in data 21 marzo 1997 ai sensi della Legge n. 474/1994, nonché dal decreto del Ministro del Tesoro emanato ai sensi della medesima Legge n. 474/1994 in data 21 marzo 1997, le disposizioni di cui al presente articolo verranno mantenute in statuto per un periodo di tre anni e comunque fino a quando il processo di liberalizzazione del settore delle telecomunicazioni non abbia raggiunto un sufficiente stadio di avanzamento e non si sia consolidato il ruolo dell’Autorità di regolazione del settore; l’accertamento della realizzazione della condizione verrà effettuato con atto emanato nelle stesse forme di cui al richiamato decreto del Presidente del Consiglio dei Ministri.

CAPITALE – AZIONI – OBBLIGAZIONI

Articolo 6

Il capitale sociale è di Euro 4.023.833.058,30 diviso in numero 7.316.060.106 azioni del valore nominale di Euro 0,55 cadauna, di cui numero 5.262.938.081 ordinarie e numero 2.053.122.025 di risparmio.

Il Consiglio di Amministrazione, per il periodo massimo di cinque anni dalla data della deliberazione assembleare di delega (assunta dall’Assemblea Straordinaria degli Azionisti tenutasi il 15 dicembre 1998, e successivamente modificata con deliberazioni del 10 agosto 2000 e del 3 maggio 2001), ai sensi dell’art. 2443, secondo comma, del codice civile, ha la facoltà di aumentare a pagamento in una o più volte il capitale sociale, con conseguente emissione di azioni ordinarie, godimento regolare, da offrirsi in sottoscrizione a dirigenti — da individuarsi a cura del Consiglio di Amministrazione — dipendenti di Telecom Italia S.p.A. o di società controllate, con esclusione del diritto di opzione ai sensi del combinato disposto dell’art. 2441, ultimo comma, del codice civile e dell’art. 134, commi secondo e terzo, del decreto legislativo 24 febbraio 1998, n. 58, per un massimo di Euro 40.150.000, e quindi mediante emissione di massime n. 73.000.000 azioni ordinarie del valore nominale di Euro 0,55 cadauna, ad un prezzo volta per volta determinato dal Consiglio di Amministrazione per ciascuna tranche di aumento del capitale nel rispetto dei limiti di legge. I diritti di sottoscrivere tali azioni saranno personali ed intrasferibili inter vivos. Le delibere del Consiglio di Amministrazione fisseranno apposito termine per la sottoscrizione delle azioni e prevederanno che, qualora l’aumento deliberato non venga sottoscritto entro il termine di volta in volta all’uopo fissato, il capitale risulterà aumentato di un importo pari alle sottoscrizioni raccolte fino a tale termine.

TELECOM ITALIA •	STATUTO

Il Consiglio di Amministrazione del 17 dicembre 1999, in parziale attuazione della delega conferitagli ai sensi dell’articolo 2443 del Codice Civile dall’Assemblea Straordinaria degli Azionisti tenutasi in data 15 dicembre 1998 (nei termini vigenti anteriormente alla modifica apportata con deliberazione dell’Assemblea Straordinaria del 10 agosto 2000), ha deliberato di aumentare il capitale sociale a pagamento dei seguenti importi, così come ridenominati in Euro e rideterminati per effetto della deliberazione dell’Assemblea Straordinaria del 3 maggio 2001: massime Euro 9.127.470 (ora massime Euro 4.833.920,50) mediante emissione di massime numero 16.595.400 (ora massime numero 8.788.950) azioni ordinarie da nominali Euro 0,55 ciascuna, godimento regolare, al prezzo complessivo di Euro 6,79 per azione, di cui Euro 0,55 da imputare a liberazione del valore nominale e la differenza a sovrapprezzo, da offrirsi in sottoscrizione, ai dirigenti dipendenti della Telecom Italia S.p.A. e di società da questa controllate individuati dal Consiglio di Amministrazione quali partecipanti al Piano di incentivazione e fidelizzazione ai sensi del Regolamento di attuazione dell’operazione. Ove l’aumento di capitale non risultasse interamente sottoscritto entro il 31 gennaio 2005 il capitale si intenderà aumentato di un importo pari alle sottoscrizioni raccolte.

Il Consiglio di Amministrazione in data 12 giugno 2001, in parziale attuazione della delega ad esso conferita ai sensi dell’articolo 2443 del Codice Civile dall’Assemblea Straordinaria degli Azionisti tenutasi in data 15 dicembre 1998, così come modificata con deliberazioni dell’Assemblea Straordinaria del 10 agosto 2000 e del 3 maggio 2001, ha deliberato di aumentare il capitale sociale a pagamento di un importo di nominali massime Euro 8.398.500 mediante emissione di massime numero 15.270.000 azioni ordinarie da nominali Euro 0,55 ciascuna, godimento regolare, al prezzo complessivo di Euro 13,815 per azione, da offrirsi in sottoscrizione ai dirigenti dipendenti della Telecom Italia S.p.A. e di società da questa controllate, individuati dal Consiglio di Amministrazione quali partecipanti al Piano di incentivazione e fidelizzazione ai sensi del Regolamento di attuazione dell’operazione. Ove l’aumento di capitale non risultasse interamente sottoscritto entro il 30 luglio 2008 il capitale si intenderà aumentato di un importo pari alle sottoscrizioni raccolte.

Il Consiglio di Amministrazione in data 26 marzo 2002, in parziale attuazione della delega ad esso conferita ai sensi dell’articolo 2443 del Codice Civile dall’Assemblea Straordinaria degli Azionisti tenutasi in data 15 dicembre 1998, così come modificata con deliberazioni dell’Assemblea Straordinaria del 10 agosto 2000 e del 3 maggio 2001, ha deliberato di aumentare il capitale sociale a pagamento di un importo di nominali massimi Euro 3.025.000 mediante emissione di massime numero 5.500.000 azioni ordinarie da nominali Euro 0,55 ciascuna, godimento regolare, al prezzo complessivo di Euro 10,488 per azione, da offrirsi in sottoscrizione a dirigenti della Telecom Italia S.p.A. e di società da questa controllate titolari di opzioni assegnate in esecuzione del Piano di Stock Option 2001. Ove l’aumento di capitale non risultasse interamente sottoscritto entro il 30 aprile 2008 il capitale si intenderà aumentato di un importo pari alle sottoscrizioni raccolte.

Il Consiglio di Amministrazione in data 13 febbraio 2003, in parziale attuazione della delega ad esso conferita ai sensi dell’articolo 2443 del Codice Civile dall’Assemblea Straordinaria degli Azionisti tenutasi in data 15 dicembre 1998, così come modificata con deliberazioni dell’Assemblea Straordinaria del 10 agosto 2000 e del 3 maggio 2001, ha deliberato di aumentare il capitale sociale a pagamento per nominali massimi Euro 4.559.445,00 (quattromilionicinquecentocinquantanovemilaquattrocentoquarantantacinque virgola zero zero) mediante emissione di massime n. 8.289.900 (ottomilioniduecentottantanovemilanovecento) azioni ordinarie da nominali Euro 0,55 ciascuna, godimento regolare, da offrirsi in sottoscrizione a dirigenti della Telecom Italia S.p.A. e di società da questa controllate titolari di opzioni assegnate nell’ambito del primo lotto del Piano di Stock Option 2002. Di dette azioni, n. 8.208.900 sono riservate in sottoscrizione al prezzo complessivo di Euro 9,665 (nove virgola seicentosessantacinque) per azione, n. 21.000 (ventunomila) sono riservate in sottoscrizione al prezzo di Euro 7,952 (sette virgola novecentocinquantadue) per azione e n. 60.000 (sessantamila) sono riservate in sottoscrizione al prezzo di Euro 7,721 (sette virgola settecentoventuno) per azione. Ove l’aumento di capitale non risultasse interamente sottoscritto entro il 31 marzo 2008 il capitale si intenderà aumentato di un importo pari alle sottoscrizioni raccolte.

Il Consiglio di Amministrazione in data 11 marzo 2003, in parziale attuazione della delega ad esso conferita ai sensi dell’articolo 2443 del Codice Civile dall’Assemblea Straordinaria degli Azionisti tenutasi in data 15 dicembre 1998, così come modificata con deliberazioni dell’Assemblea Straordinaria del 10 agosto 2000 e del 3 maggio 2001, ha deliberato di aumentare il capitale sociale a pagamento per nominali massimi Euro 2.931.500 mediante emissione di massime n. 5.330.000 azioni ordinarie da nominali Euro 0,55 ciascuna, godimento regolare, da offrirsi in sottoscrizione a dirigenti della Telecom Italia S.p.A. e di società da questa controllate titolari di opzioni assegnate nell’ambito del Piano di Stock Option 2000. Ove l’aumento di capitale non risultasse

TELECOM ITALIA •	STATUTO

interamente sottoscritto entro il 30 luglio 2008 il capitale si intenderà aumentato di un importo pari alle sottoscrizioni raccolte.

Il Consiglio di Amministrazione in data 11 marzo 2003, in parziale attuazione della delega ad esso conferita ai sensi dell’articolo 2443 del Codice Civile dall’Assemblea Straordinaria degli Azionisti tenutasi in data 15 dicembre 1998, così come modificata con deliberazioni dell’Assemblea Straordinaria del 10 agosto 2000 e del 3 maggio 2001, ha deliberato di aumentare il capitale sociale a pagamento per nominali massimi Euro 4.559.445 mediante emissione di massime n. 8.289.900 azioni ordinarie da nominali Euro 0,55 ciascuna, godimento regolare, da offrirsi in sottoscrizione a dirigenti della Telecom Italia S.p.A. e di società da questa controllate titolari di opzioni assegnate nell’ambito del secondo lotto del Piano di Stock Option 2002. Di dette azioni, n. 8.208.900 sono riservate in sottoscrizione al prezzo complessivo di Euro 9,665 per azione, n. 21.000 sono riservate in sottoscrizione al prezzo di Euro 7,952 per azione e n. 60.000 sono riservate in sottoscrizione al prezzo di Euro 7,721 per azione. Ove l’aumento di capitale non risultasse interamente sottoscritto entro il 31 marzo 2009 il capitale si intenderà aumentato di un importo pari alle sottoscrizioni raccolte.

Il Consiglio di Amministrazione in data 11 marzo 2003, in parziale attuazione della delega ad esso conferita ai sensi dell’articolo 2443 del Codice Civile dall’Assemblea Straordinaria degli Azionisti tenutasi in data 15 dicembre 1998, così come modificata con deliberazioni dell’Assemblea Straordinaria del 10 agosto 2000 e del 3 maggio 2001, ha deliberato di aumentare il capitale sociale a pagamento per nominali massimi Euro 6.079.260 mediante emissione di massime n. 11.053.200 azioni ordinarie da nominali Euro 0,55 ciascuna, godimento regolare, da offrirsi in sottoscrizione a dirigenti della Telecom Italia S.p.A. e di società da questa controllate titolari di opzioni assegnate nell’ambito del terzo lotto del Piano di Stock Option 2002. Di dette azioni, n. 10.945.200 sono riservate in sottoscrizione al prezzo complessivo di Euro 9,665 per azione, n. 28.000 sono riservate in sottoscrizione al prezzo di Euro 7,952 per azione e n. 80.000 sono riservate in sottoscrizione al prezzo di Euro 7,721 per azione. Ove l’aumento di capitale non risultasse interamente sottoscritto entro il 31 marzo 2010 il capitale si intenderà aumentato di un importo pari alle sottoscrizioni raccolte.

L’Assemblea Straordinaria del 12 giugno 2001 ha attribuito al Consiglio di Amministrazione, per il periodo massimo di cinque anni a decorrere dalla data della deliberazione assembleare di delega, ai sensi dell’art. 2443, secondo comma, del codice civile, la facoltà di aumentare a pagamento, in una o più volte, il capitale sociale per un ammontare nominale di massimi Euro 40.150.000 mediante emissione di massime n. 73.000.000 azioni ordinarie, godimento regolare, da offrirsi in sottoscrizione a dirigenti e altri dipendenti di Telecom Italia S.p.A. o di società controllanti e controllate — da individuarsi nominativamente a cura del Consiglio di Amministrazione — con esclusione del diritto di opzione ai sensi del combinato disposto dell’art. 2441, ultimo comma, del codice civile e dell’art. 134 del Decreto Legislativo 24 febbraio 1998, n. 58. I diritti a sottoscrivere tali azioni saranno personali ed intrasferibili inter vivos. Le delibere del Consiglio di Amministrazione fisseranno apposito termine per la sottoscrizione delle azioni e prevederanno che, qualora l’aumento deliberato non venga sottoscritto entro lo stesso termine, il capitale risulterà aumentato di un importo pari alle sottoscrizioni raccolte fino a tale termine.

Il Consiglio di Amministrazione in data 26 marzo 2002, in parziale attuazione della delega ad esso conferita ai sensi dell’articolo 2443 del Codice Civile dall’Assemblea Straordinaria degli Azionisti tenutasi in data 12 giugno 2001, ha deliberato di aumentare il capitale sociale a pagamento di un importo di nominali massimi Euro 33.236.500 mediante emissione di massime numero 60.430.000 azioni ordinarie da nominali Euro 0,55 ciascuna, godimento regolare, al prezzo complessivo di Euro 10,488 per azione, da offrirsi in sottoscrizione a dipendenti della Telecom Italia S.p.A. e di società da questa controllate titolari di opzioni assegnate in esecuzione del Piano di Stock Option 2001. Ove l’aumento di capitale non risultasse interamente sottoscritto entro il 30 aprile 2008 il capitale si intenderà aumentato di un importo pari alle sottoscrizioni raccolte.

Il Consiglio di Amministrazione in data 26 marzo 2002, in parziale attuazione della delega ad esso conferita ai sensi dell’articolo 2443 del Codice Civile dall’Assemblea Straordinaria degli Azionisti tenutasi in data 12 giugno 2001, ha deliberato di aumentare il capitale sociale a pagamento di un importo di nominali massimi Euro 6.490.000 mediante emissione di massime numero 11.800.000 azioni ordinarie da nominali Euro 0,55 ciascuna, godimento regolare, al prezzo complessivo di Euro 9,203 per azione, da offrirsi in sottoscrizione a dirigenti dipendenti della Telecom Italia S.p.A. e di società da questa controllate titolari di opzioni assegnate in esecuzione del Piano di Stock Option Top 2002. Ove l’aumento di capitale non risultasse interamente sottoscritto entro il 28 febbraio 2010 il capitale si intenderà aumentato di un importo pari alle sottoscrizioni raccolte.

TELECOM ITALIA •	STATUTO

Il Consiglio di Amministrazione in data 13 febbraio 2003, in parziale attuazione della delega ad esso conferita ai sensi dell’articolo 2443 del Codice Civile dall’Assemblea Straordinaria degli Azionisti tenutasi in data 12 giugno 2001, ha deliberato di aumentare il capitale sociale a pagamento per nominali massimi Euro 127.050,00 (centoventisettemilacinquanta virgola zero zero) mediante emissione di massime n. 231.000 (duecentotrentunomila) azioni ordinarie da nominali Euro 0,55 ciascuna, godimento regolare, al prezzo complessivo di Euro 7,952 (sette virgola novecentocinquantadue), da offrirsi in sottoscrizione a dirigenti della Telecom Italia S.p.A. e di società da questa controllate titolari di opzioni assegnate nell’ambito del primo lotto del Piano di Stock Option 2002. Ove l’aumento di capitale non risultasse interamente sottoscritto entro il 31 marzo 2008 il capitale si intenderà aumentato di un importo pari alle sottoscrizioni raccolte.

Il Consiglio di Amministrazione in data 11 marzo 2003, in parziale attuazione della delega ad esso conferita ai sensi dell’articolo 2443 del Codice Civile dall’Assemblea Straordinaria degli Azionisti tenutasi in data 12 giugno 2001, ha deliberato di aumentare il capitale sociale a pagamento per nominali massimi Euro 127.050 mediante emissione di massime n. 231.000 azioni ordinarie da nominali Euro 0,55 ciascuna, godimento regolare, al prezzo complessivo di Euro 7,952, da offrirsi in sottoscrizione a dirigenti della Telecom Italia S.p.A. e di società da questa controllate titolari di opzioni assegnate nell’ambito del secondo lotto del Piano di Stock Option 2002. Ove l’aumento di capitale non risultasse interamente sottoscritto entro il 31 marzo 2009 il capitale si intenderà aumentato di un importo pari alle sottoscrizioni raccolte.

Il Consiglio di Amministrazione in data 11 marzo 2003, in parziale attuazione della delega ad esso conferita ai sensi dell’articolo 2443 del Codice Civile dall’Assemblea Straordinaria degli Azionisti tenutasi in data 12 giugno 2001, ha deliberato di aumentare il capitale sociale a pagamento per nominali massimi Euro 169.400 mediante emissione di massime n. 308.000 azioni ordinarie da nominali Euro 0,55 ciascuna, godimento regolare, al prezzo complessivo di Euro 7,952, da offrirsi in sottoscrizione a dirigenti della Telecom Italia S.p.A. e di società da questa controllate titolari di opzioni assegnate nell’ambito del terzo lotto del Piano di Stock Option 2002. Ove l’aumento di capitale non risultasse interamente sottoscritto entro il 31 marzo 2010 il capitale si intenderà aumentato di un importo pari alle sottoscrizioni raccolte.

Articolo 7

Le azioni di risparmio hanno i privilegi di cui al presente articolo.

Gli utili netti risultanti dal bilancio regolarmente approvato, dedotta la quota di riserva legale, devono essere distribuiti alle azioni di risparmio fino alla concorrenza del cinque per cento del valore nominale dell’azione.

Gli utili che residuano dopo l’assegnazione alle azioni di risparmio del dividendo privilegiato stabilito nel secondo comma, di cui l’Assemblea deliberi la distribuzione, sono ripartiti tra tutte le azioni in modo che alle azioni di risparmio spetti un dividendo complessivo maggiorato, rispetto a quello delle azioni ordinarie, in misura pari al due per cento del valore nominale dell’azione.

Quando in un esercizio sia stato assegnato alle azioni di risparmio un dividendo inferiore alla misura indicata nel secondo comma, la differenza è computata in aumento del dividendo privilegiato nei due esercizi successivi.

In caso di distribuzione di riserve le azioni di risparmio hanno gli stessi diritti delle altre azioni. Peraltro è facoltà dell’Assemblea chiamata ad approvare il bilancio d’esercizio, in caso di assenza o insufficienza degli utili netti risultanti dal bilancio stesso per soddisfare i diritti patrimoniali di cui ai commi precedenti, deliberare di soddisfare mediante distribuzione di riserve disponibili il privilegio di cui al comma 2 e/o il diritto di maggiorazione di cui al comma 3. Il pagamento mediante riserve esclude l’applicazione del meccanismo di trascinamento nei due esercizi successivi del diritto al dividendo privilegiato non percepito mediante distribuzione di utili, di cui al comma 4.

La riduzione del capitale sociale per perdite non importa riduzione del valore nominale delle azioni di risparmio se non per la parte della perdita che eccede il valore nominale complessivo delle altre azioni.

Allo scioglimento della Società le azioni di risparmio hanno prelazione nel rimborso del capitale per l’intero valore nominale.

TELECOM ITALIA •	STATUTO

Qualora le azioni ordinarie o di risparmio della Società venissero escluse dalle negoziazioni, l’azionista di risparmio potrà richiedere alla Società la conversione delle proprie azioni in azioni ordinarie, secondo le modalità deliberate dall’Assemblea straordinaria all’uopo convocata entro due mesi dall’esclusione dalle negoziazioni.

Articolo 8

Le azioni sono indivisibili. In caso di comproprietà, i diritti dei contitolari sono esercitati da un rappresentante comune. Le azioni interamente liberate possono essere al portatore qualora la legge lo consenta. In questo caso ogni azionista può chiedere che le sue azioni siano, a proprie spese, tramutate in nominative e viceversa.

Il domicilio degli azionisti nei confronti della Società si intende eletto, a tutti gli effetti di legge, presso il domicilio risultante dal Libro dei Soci.

Articolo 9

La Società potrà emettere obbligazioni determinandone le modalità e condizioni di collocamento.

Il Consiglio di Amministrazione a norma dell’art. 2420 ter codice civile ha facoltà, per un periodo massimo di cinque anni decorrente dal 12 giugno 2001, di emettere in una o più volte obbligazioni (anche in forma di obbligazioni convertibili), sino all’ammontare massimo consentito dalla disciplina in vigore.

CONSIGLIO DI AMMINISTRAZIONE

Articolo 10

La Società è amministrata da un Consiglio di Amministrazione composto da non meno di sette e non più di quindici membri. L’Assemblea determinerà il numero dei componenti il Consiglio, numero che rimarrà fermo fino a sua diversa deliberazione.

Per le nomine e le designazioni si tiene anche conto delle disposizioni speciali applicabili di natura legislativa, statutaria, regolamentare o eventualmente previste in convenzione.

La nomina del Consiglio di Amministrazione, fatti salvi i poteri di nomina e designazione — anche in caso di cooptazione — di cui al precedente secondo comma, avverrà sulla base di liste presentate dai soci ai sensi dei successivi commi o dal Consiglio di Amministrazione uscente, nelle quali i candidati dovranno essere elencati mediante un numero progressivo.

Ove il Consiglio di Amministrazione presenti una propria lista, la stessa dovrà essere depositata presso la sede della Società e pubblicata su almeno tre quotidiani italiani a diffusione nazionale, di cui due economici, almeno venti giorni prima di quello fissato per l’Assemblea in prima convocazione.

Le liste presentate dai soci dovranno essere depositate presso la sede della Società e pubblicate a spese dei soci negli stessi modi indicati al comma precedente almeno dieci giorni prima di quello fissato per l’Assemblea in prima convocazione.

Ogni socio potrà presentare o concorrere alla presentazione di una sola lista tenuto presente quanto indicato al secondo comma del presente articolo e ogni candidato potrà presentarsi in una sola lista a pena di ineleggibilità.

Avranno diritto di presentare le liste soltanto i soci che da soli o insieme ad altri soci siano complessivamente titolari di azioni rappresentanti almeno l’1% del capitale sociale avente diritto di voto nell’Assemblea ordinaria. Al fine di comprovare la titolarità del numero di azioni necessaria alla presentazione delle liste, i soci dovranno presentare e/o recapitare presso la sede della Società, con almeno cinque giorni di anticipo rispetto a quello fissato per l’Assemblea in prima convocazione, copia della documentazione comprovante il diritto a partecipare all’Assemblea.

Unitamente a ciascuna lista, entro i rispettivi termini sopra indicati, dovranno depositarsi le dichiarazioni con le quali i singoli candidati accettano la propria candidatura e attestano, sotto la propria responsabilità, l’inesistenza

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di cause di ineleggibilità e di incompatibilità, nonché l’esistenza dei requisiti che fossero prescritti per le rispettive cariche.

Ogni avente diritto al voto potrà votare una sola lista.

Alla elezione del Consiglio di Amministrazione si procederà come di seguito precisato:

(a)	dalla lista che avrà ottenuto la maggioranza dei voti espressi dai soci saranno tratti, nell’ordine progressivo con il quale sono elencati nella lista stessa, i quattro quinti degli amministratori da eleggere, con arrotondamento, in caso di numero frazionario, all’unità inferiore;

(b)	i restanti amministratori saranno tratti dalle altre liste; a tal fine i voti ottenuti dalle liste stesse saranno divisi successivamente per uno, due, tre, quattro secondo il numero degli amministratori da eleggere. I quozienti così ottenuti saranno assegnati progressivamente ai candidati di ciascuna di tali liste, secondo l’ordine dalle stesse rispettivamente previsto. I quozienti così attribuiti ai candidati delle varie liste verranno disposti in unica graduatoria decrescente. Risulteranno eletti coloro che avranno ottenuto i quozienti più elevati.

Nel caso in cui più candidati abbiano ottenuto lo stesso quoziente, risulterà eletto il candidato della lista che non abbia ancora eletto alcun amministratore o che abbia eletto il minor numero di amministratori.

Nel caso in cui nessuna di tali liste abbia ancora eletto un amministratore ovvero tutte abbiano eletto lo stesso numero di amministratori, nell’ambito di tali liste risulterà eletto il candidato di quella che abbia ottenuto il maggior numero di voti. In caso di parità di voti di lista e sempre a parità di quoziente, si procederà a nuova votazione da parte dell’intera Assemblea risultando eletto il candidato che ottenga la maggioranza semplice dei voti.

Per la nomina degli amministratori, per qualsiasi ragione non nominati ai sensi del procedimento qui previsto, l’Assemblea delibera con le maggioranze di legge.

Se nel corso dell’esercizio vengono a mancare uno o più amministratori, si provvede ai sensi dell’art. 2386 del Codice Civile, fatti salvi i poteri di nomina e designazione di cui al precedente secondo comma.

Ogni qualvolta la maggioranza dei componenti il Consiglio di Amministrazione venga meno per qualsiasi causa o ragione, i restanti Consiglieri di Amministrazione si intendono dimissionari e la loro cessazione ha effetto dal momento in cui il Consiglio è stato ricostituito per nomina assembleare.

Articolo 11

Il Consiglio di Amministrazione elegge fra i propri membri un Presidente — ove l’Assemblea non vi abbia già provveduto — e può nominare un Vice Presidente; entrambi sono rieleggibili.

In caso di assenza o di impedimento del Presidente lo sostituisce il Vice Presidente, se nominato, oppure — in assenza del Vice Presidente — il consigliere più anziano per età.

Il Consiglio potrà eleggere un Segretario scelto anche all’infuori dei suoi membri.

Articolo 12

Il Presidente, o chi ne fa le veci, riunisce il Consiglio di Amministrazione nella sede sociale o altrove, indicando l’ora e il luogo, ogni volta che lo creda opportuno nell’interesse sociale, o ne riceva domanda scritta dalla maggioranza dei consiglieri in carica o dai sindaci.

Di regola la convocazione sarà fatta almeno cinque giorni prima dell’adunanza, salvo i casi d’urgenza, nei quali essa potrà aver luogo telegraficamente e/o per telefax, con preavviso minimo di ventiquattro ore.

Della convocazione viene, nello stesso termine, dato avviso ai sindaci.

Le riunioni del Consiglio di Amministrazione — qualora il Presidente o chi ne fa le veci ne accerti la necessità — possono essere validamente tenute in videoconferenza o in audioconferenza, a condizione che tutti i

TELECOM ITALIA •	STATUTO

partecipanti possano essere identificati dal Presidente e da tutti gli altri intervenuti, che sia loro consentito di seguire la discussione e di intervenire in tempo reale nella trattazione degli argomenti discussi, che sia loro consentito lo scambio di documenti relativi a tali argomenti e che di tutto quanto sopra venga dato atto nel relativo verbale. Verificandosi tali presupposti, la riunione del Consiglio si considera tenuta nel luogo in cui si trova il Presidente e dove pure deve trovarsi il Segretario della riunione.

Articolo 13

Il Consiglio di Amministrazione è investito dei più ampi poteri per l’amministrazione ordinaria e straordinaria della Società, essendo di sua competenza tutto ciò che per legge o per statuto non è espressamente riservato all’Assemblea Generale.

Il Consiglio di Amministrazione, tramite il Presidente o altri consiglieri a ciò delegati, riferisce al Collegio Sindacale sull’attività svolta e sulle operazioni di maggior rilievo economico, finanziario e patrimoniale, effettuate dalla Società o dalle società controllate; in particolare riferisce sulle operazioni in potenziale conflitto di interesse. La comunicazione viene effettuata tempestivamente e comunque con periodicità almeno trimestrale, in occasione delle riunioni del Consiglio di Amministrazione e del Comitato Esecutivo ovvero mediante nota scritta indirizzata al Presidente del Collegio Sindacale.

Nei tempi e nei modi previsti per l’informativa al mercato, il rappresentante comune degli azionisti di risparmio viene informato dal Consiglio di Amministrazione o dalle persone all’uopo delegate sulle operazioni societarie che possano influenzare l’andamento delle quotazioni delle azioni della categoria.

Articolo 14

Per l’esecuzione delle proprie deliberazioni e per la gestione sociale il Consiglio, nell’osservanza dei limiti di legge, può:

–	istituire un Comitato Esecutivo, determinandone i poteri ed il numero dei componenti; in caso di istituzione, per le nomine e le designazioni si tiene anche conto delle disposizioni speciali applicabili di natura legislativa, statutaria, regolamentare o eventualmente previste in convenzione;

–	delegare gli opportuni poteri, determinando i limiti della delega, ad uno o più Amministratori, eventualmente con la qualifica di Amministratori Delegati;

–	nominare uno o più Direttori Generali, determinandone le attribuzioni e le facoltà;

–	nominare mandatari – anche in seno al Consiglio – per operazioni determinate e per una durata limitata di tempo.

Articolo 15

La firma sociale e la rappresentanza legale della Società, di fronte ai terzi e in giudizio, spettano al Presidente e, in caso di sua assenza o di impedimento, al Vice Presidente, se nominato; spettano altresì agli Amministratori con poteri delegati.

Articolo 16

I consiglieri avranno diritto al rimborso delle spese incontrate per l’esercizio delle loro funzioni. L’Assemblea ordinaria delibererà inoltre una indennità annuale a favore del Consiglio. Tale indennità, una volta fissata, rimarrà invariata fino a diversa decisione dell’Assemblea.

SINDACI

Articolo 17

Il Collegio Sindacale è composto da un minimo di cinque ad un massimo di otto sindaci effettivi. L’Assemblea determinerà il numero dei componenti il Collegio, numero che rimarrà fermo fino a sua diversa determinazione. L’Assemblea nomina altresì due sindaci supplenti.

TELECOM ITALIA •	BYLAWS

Per le nomine e le designazioni di cui al presente articolo si tiene anche conto delle disposizioni speciali applicabili di natura legislativa, statutaria, regolamentare o eventualmente previste in convenzione.

Fermo restando quanto previsto dal precedente comma, il Collegio Sindacale elegge a maggioranza fra i propri componenti effettivi un Presidente.

Ferme restando le situazioni di incompatibilità previste dalla legge, non possono essere nominati sindaci, e se eletti decadono dall’incarico, coloro che ricoprono la carica di sindaco effettivo in più di cinque società quotate nei mercati regolamentati italiani; in tale limite non sono da considerare TELECOM ITALIA S.p.A. e le società dalla stessa controllate.

Ai fini di quanto previsto dall’art.1, comma 2, lettere (b) e (c) del regolamento di cui al decreto del Ministro della Giustizia 30 marzo 2000, n. 162, si considerano strettamente attinenti a quello della Società i settori di attività e le materie inerenti le telecomunicazioni, l’informatica, la telematica, l’elettronica e la multimedialità, nonché le materie inerenti le discipline giuridiche privatistiche e amministrative, le discipline economiche e quelle relative all’organizzazione aziendale.

La nomina del Collegio Sindacale — fatti salvi i poteri di nomina e designazione di cui al precedente secondo comma — avviene sulla base di liste presentate dai soci nel rispetto delle disposizioni di legge che prevedono l’elezione di membri effettivi da parte della minoranza, applicandosi la procedura prevista in statuto per la nomina del Consiglio di Amministrazione. Un sindaco supplente sarà tratto dalla lista di minoranza che avrà ottenuto il maggior numero di voti.

A questo scopo, le liste si articoleranno in due sezioni: una per i candidati alla carica di sindaco effettivo e l’altra per i candidati alla carica di sindaco supplente. Il primo dei candidati di ciascuna sezione dovrà essere individuato tra gli iscritti nel registro dei revisori contabili che abbiano esercitato l’attività di controllo legale dei conti per un periodo non inferiore a tre anni.

La nomina di sindaci per l’integrazione del Collegio ai sensi dell’art. 2401 del Codice Civile sarà effettuata dall’Assemblea con le maggioranze di legge, fatti salvi i poteri di nomina e designazione di cui al precedente secondo comma.

Previa comunicazione al Presidente del Consiglio di Amministrazione, il Collegio Sindacale, ovvero almeno due sindaci effettivi, possono convocare, ai sensi di legge, l’Assemblea, il Consiglio di Amministrazione o il Comitato Esecutivo.

Le riunioni del Collegio Sindacale — qualora il Presidente ne accerti la necessità — possono essere validamente tenute in videoconferenza o in audioconferenza, a condizione che tutti i partecipanti possano essere identificati dal Presidente e da tutti gli altri intervenuti, che sia loro consentito di seguire la discussione e di intervenire in tempo reale nella trattazione degli argomenti discussi, che sia loro consentito lo scambio di documenti relativi a tali argomenti e che di tutto quanto sopra venga dato atto nel relativo verbale. Verificandosi tali presupposti, la riunione del Collegio Sindacale si considera tenuta nel luogo in cui si trova il Presidente.

ASSEMBLEA

Articolo 18

L’Assemblea ordinaria di bilancio ha luogo ogni anno entro sei mesi dalla chiusura dell’esercizio sociale. L’Assemblea ordinaria e straordinaria si riunisce, anche in luogo diverso dalla sede legale, purché in Italia.

L’Assemblea straordinaria verrà convocata quante volte il Consiglio lo creda opportuno, o quando ne sia richiesta la convocazione ai sensi di legge.

Articolo 19

Ogni azionista avente diritto di intervenire può farsi rappresentare in Assemblea, rilasciando apposita delega a persona fisica o giuridica, nei limiti di legge.

TELECOM ITALIA •	BYLAWS

Al fine di facilitare la raccolta di deleghe presso gli azionisti dipendenti della Società e delle sue controllate associati ad associazioni di azionisti che rispondano ai requisiti previsti dalla normativa vigente in materia, secondo termini e modalità fissati dal Consiglio di Amministrazione direttamente o a mezzo di propri delegati, sono messi a disposizione appositi spazi per la comunicazione e per lo svolgimento dell’attività di raccolta di deleghe.

Articolo 20

Il Presidente del Consiglio di Amministrazione o chi ne fa le veci oppure, in mancanza, la persona designata dagli intervenuti presiede l’Assemblea e fissa le regole del suo svolgimento.

Il Segretario è nominato dall’Assemblea, che può sceglierlo anche al di fuori degli azionisti.

Lo svolgimento delle riunioni assembleari è disciplinato dalla legge, dal presente Statuto e dal Regolamento delle assemblee approvato con delibera dell’Assemblea ordinaria della Società.

Articolo 21

Le deliberazioni possono essere validamente prese per alzata di mano. Il Presidente stabilisce le modalità di rilevazione dei voti e può scegliere, tra gli intervenuti, due o più scrutatori.

Ogni azionista può esercitare il proprio diritto di voto per corrispondenza secondo la normativa in vigore.

ESERCIZIO SOCIALE — UTILI

Articolo 22

L’esercizio sociale si chiude al 31 dicembre di ogni anno.

Dagli utili netti risultanti dal bilancio deve essere dedotto il 5% degli stessi da accantonare a riserva legale, sinché questa abbia raggiunto l’ammontare pari al quinto del capitale sociale.

Il residuo verrà utilizzato per l’assegnazione del dividendo deliberato dall’Assemblea, e per quegli altri scopi che l’Assemblea stessa riterrà più opportuni o necessari.

Il Consiglio di Amministrazione potrà, durante il corso dell’esercizio, distribuire agli azionisti acconti sul dividendo.